Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

DESERT HAWK GOLD CORP.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

The undersigned, Richard Havenstrite, hereby certifies that:

I.

He is the duly elected and acting President of Desert Hawk Gold Corp., a Nevada corporation (the “Corporation”).

II.

The Amended and Restated Articles of Incorporation of the Corporation authorize 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which 958,033 shares were designated as Series A Preferred Stock (the “Series A Preferred Stock”), all of which have been issued, 2,500,000 were designated a Series A-1 Preferred Stock, none of which have been issued (the “Series S-1 Preferred Stock”), and 1,000,000 were designated as Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”), 180,000 of which have been issued.

III.

The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on February 19, 2014 pursuant to the Amended and Restated Articles of Incorporation (as defined below) and in accordance with the provisions of the Nevada Revised Statutes.

RESOLUTIONS

WHEREAS, the Board of Directors is authorized by § 5.01(B) of the Corporation’s Amended and Restated Articles of Incorporation dated February 28, 2010, filed in the Nevada Secretary of State’s official records on March 1, 2010 (the “Amended and Restated Articles of Incorporation”), to provide out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting power (if any) of such shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a series of Preferred Stock, set the number of shares constituting such series and fix the preferences, rights, qualifications, limitations and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a series of Preferred Stock and the number of shares constituting such series and fixes the preferences, rights, qualifications, limitations and restrictions relating to such series as follows:

A.

Designation, Amount, Par Value and Rank.  The series of Preferred Stock shall be designated as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated shall be 249,603.  Each share of Series B Preferred Stock shall have a par value of $0.001 per share.

B.

Definitions.  The following capitalized terms shall have the following respective meanings when used in this Certificate of Designations, Preferences and Rights (the “Certificate”), and shall be equally applicable to both the singular and plural forms of the terms defined herein:

“4.9% Cap” has the meaning set forth in Section F(1)(e).

“Affiliate” means, as applied to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person.  The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, includes the possession, directly or indirectly, of 10% or more of the voting power (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise.

“Available Assets” means in the case or a liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation that are legally available for distribution to the stockholders of the Corporation, with the value of such assets and funds determined pursuant to Section D hereof.

 “Board of Directors” has the meaning set forth in Recital III.

 “Certificate” has the meaning set forth in Section B.

“Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

“Common Stock Event” has the meaning set forth in Section F(4).

“Conversion Notice” has the meaning set forth in Section F(1)(b).

“Conversion Price” has the meaning set forth in Section F(1)(a).

“Corporation” has the meaning set forth in Recital I.

“Deemed Series B Issue Price” means $0.005 per each share of Series B Preferred Stock (as adjusted for any combinations, subdivisions, reorganizations and recapitalizations or the like of the Series B Preferred Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Investment Agreement” means that certain Investment Agreement, dated as of July 14, 2010, entered into by the Corporation and DMRJ Group I, LLC, as amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof.

“Junior Securities” means any equity securities of the Corporation other than the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series B Preferred Stock.

“Liquidation” has the meaning set forth in Section D(1).

“Majority Preferred Holders” means those Persons holding more than fifty percent (50%) of the issued and outstanding shares of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock voting together as a single class, but separately from any other class of securities.

“Person” means any individual, partnership (including limited partnership), corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof or other entity.

“Preferred Stock” has the meaning set forth in Recital II.

“Rule 144 Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a holder of Series B Preferred Stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be a Rule 144 Affiliate of such holder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Certificate” the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Corporation.

 “Series A Liquidation Preference” has the meaning set forth in the Series A Certificate.

“Series A Liquidation Value” means with respect to each share of Series A Preferred Stock, as of the date of determination, the sum (i) the Deemed Series A Issue Price (as defined in the Series A Certificate), plus (ii) all accrued and unpaid Series A Dividends (as defined in the Series A Certificate)and other dividends on such share of Series A Preferred Stock, in each case plus interest accrued thereon, if any.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Corporation.

 “Series A-1 Certificate” the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Corporation.

 “Series A-1 Liquidation Preference” has the meaning set forth in the Series A-1 Certificate.

“Series A-1 Liquidation Value” means with respect to each share of Series A-1 Preferred Stock, as of the date of determination, the sum (i) the Deemed Series A-1 Issue Price(as defined in the Series A-1 Certificate), plus (ii) all accrued and unpaid Series A-1 Dividends (as defined in the Series A-1 Certificate)and other dividends on such share of Series A-1 Preferred Stock, in each case plus interest accrued thereon, if any.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of the Corporation.

“Series A-2 Certificate” the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Corporation.

 “Series A-2 Liquidation Preference” has the meaning set forth in the Series A-2 Certificate.

 “Series A-2 Liquidation Value” means with respect to each share of Series A-2 Preferred Stock, as of the date of determination, the sum (i) the Deemed Series A-2 Issue Price (as defined in the Series A-2 Certificate), plus (ii) all accrued and unpaid Series A-2 Dividends (as defined in the Series A-2 Certificate) and other dividends on such share of Series A-2 Preferred Stock, in each case plus interest accrued thereon, if any.

“Series A-2 Preferred Stock” means the Series A-2 Preferred Stock, par value $0.001 per share, of the Corporation.

 “Series B Liquidation Preference” has the meaning set forth in Section D(1)(a).

“Series B Liquidation Value” means with respect to each share of Series B Preferred Stock, as of the date of determination, the sum (i) the Deemed Series B Issue Price, plus (ii) all dividends on such share of Series B Preferred Stock, in each case plus interest accrued thereon, if any.

“Series B Preferred Stock” has the meaning set forth in Section A.

“Subsidiary” means, with respect to any entity, any corporation, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such entity or one or more Subsidiaries of such entity or by such entity and one or more Subsidiaries of such entity.

C.

Dividends.

(1)

Series B Participation in Common Stock Dividend.  If at any time, the Board shall declare a dividend or distribution on the Common Stock out of funds legally available therefor, then such dividend or distribution shall be paid with respect to each share of Series B Preferred Stock outstanding on the record date for such dividend or distribution as if such share had been converted into a share of Common Stock pursuant to the provisions of Section F of this Certificate.

D.

Liquidation Rights.

(1)

Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Available Assets of the Corporation shall be distributed to the stockholders of the Corporation in the following manner and priority (provided that if any Available Assets other than cash are to be distributed to the stockholders of the Corporation, then such non-cash Available Assets shall, to the greatest extent practicable, be distributed ratably, subject to the following priority):

(a)

First, the holders of each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock then outstanding shall receive out of the Available Assets and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Assets on any Junior Securities, an amount per share equal to the (i) Series A Liquidation Value with respect to each such share of Series A Preferred Stock (the “Series A Liquidation Preference”); (ii) Series A-1 Liquidation Value with respect to each share of Series A-1 Preferred Stock (the “Series A-1 Liquidation Preference”); (iii) Series A-2 Liquidation Value with respect to each such share of Series A-2 Preferred Stock (the “Series A-2 Liquidation Preference”) and (iv) Series B Liquidation Value with respect to each such share of Series B Preferred Stock (the “Series B Liquidation Preference”).  If upon any Liquidation pursuant to this Section D(1) such Available Assets shall be insufficient to permit the holders of the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series B Preferred Stock to receive their full Series A Liquidation Preference, Series A-1 Liquidation Preference, Series A-2 Liquidation Preference and Series B Liquidation Preference, respectively, then such Available Assets shall be distributed ratably among the holders of Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series B Preferred Stock in proportion to the full Series A Liquidation Preference, Series A-1 Liquidation Preference, Series A-2 Liquidation Preference and Series B Liquidation Preference each such holder is otherwise entitled to receive.

(b)

After distribution to the holders of Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, Series B Preferred Stock of their full Series A Liquidation Preference, Series A-1 Liquidation Preference, Series A-2 Liquidation Preference and Series B Liquidation Preference, the remaining Available Assets, if any, shall be distributed ratably among the holders of the then outstanding Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock,  Series B Preferred Stock and Common Stock, based on the number of shares of Common Stock held (or deemed held) by each holder assuming all shares of Series A Preferred Stock, the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock had been converted into shares of Common Stock pursuant to the provisions of Section F of this Certificate immediately prior to such Liquidation.

(c)

The following shall be deemed to be a Liquidation unless otherwise elected by the Majority Preferred Holders: (i) the consolidation or merger of the Corporation into or with any other entity or entities (except a consolidation or merger into a Subsidiary or merger in which the Corporation is the surviving corporation and the holders of the Corporation’s voting stock outstanding immediately prior to the transaction constitute the holders of a majority of the voting stock outstanding immediately following the transaction), or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s issued and outstanding voting securities are transferred by the holders thereof to one or more acquiring parties in a single transaction or series or related transactions, or (ii) the sale, lease or other disposition, or the exclusive license, by the Corporation or any of its Subsidiaries of all or substantially all its assets in any transaction or series of related transactions.  In the event of any such deemed Liquidation under this Section D(1)(c), all consideration payable to the stockholders of the Corporation in connection with a transaction described in clause (i) above, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock), in connection with a transaction described in clause (ii) above, shall be, as applicable, paid by the purchaser or purchasers to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, the Series B Preferred Stock and any Junior Securities in accordance with the preferences and priorities set forth in Section D(1)(a) and (b) above, with such preferences and priorities specifically intended to be applicable in any such transaction described in clauses (i) and (ii) above as if such transaction were a Liquidation.

(d)

In addition to any other notice that may be required by the Nevada Revised Statutes, written notice of any Liquidation or deemed Liquidation stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telephone facsimile to non-U.S. residents, not less than fifteen (15) days prior to the earlier of (i) the stockholders’ meeting called to approve such transaction or (ii) the closing of such transaction, to the holders of record of the Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.  The first of such notices shall describe all material terms and conditions of the transaction and of Section D of this Certificate (including, without limiting the generality of the foregoing, a description of the value of the consideration, if any being offered to the holders of the Series B Preferred Stock in the transaction and the amount to which such holders would be entitled if such transaction were (as described in Section D(1)(c) hereof) to be deemed a Liquidation of the Corporation) and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions.  The transaction shall in no event take place sooner than twenty (20) days after the mailing by the Corporation of the first notice provided for herein or sooner than twenty (20) days after the mailing by the Corporation of any notice of material changes as provided for herein; provided that such periods may be reduced upon the written consent of the Majority Preferred Holders.

(2)

Non-Cash Consideration.  In the event of a Liquidation that will involve the payment or distribution of any Available Assets other than cash (it being understood that the value of all cash shall be equal to the aggregate amount thereof), then the value of such non-cash Available Assets shall be their fair market value as determined in good faith by the Board (and written notice of the valuation of such non-cash Available Assets shall be delivered to each holder of Series B Preferred Stock promptly after the determination thereof by the Board); provided, however, that any Available Assets consisting of securities shall be valued as follows:

(a)

The method of valuation of securities that have been registered under the Securities Act or are otherwise freely tradable without any volume or similar restrictions shall be as follows:

(i)

if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) days prior to Liquidation;

(ii)

if the securities are then actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to Liquidation; and

(iii)

if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)

The valuation of securities that are not freely tradable shall include an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

E.

Voting.

(1)

General Voting Provisions.  Each holder of outstanding shares of Series B Preferred Stock shall be entitled, at each meeting of stockholders of the Corporation (and with respect to written consents of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section F hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.  Except as provided by law, holders of Series B Preferred Stock shall vote together with the holders Common Stock as a single class.

F.

CONVERSION RIGHTS.  The issued and outstanding shares of Series B Preferred Stock shall be convertible into Common Stock as follows:

(1)

Conversion.  Subject to the provisions of paragraph (e) of this Section F(1):

(a)

Each share of Series B Preferred Stock shall be convertible, without the payment of any additional consideration, at the option of the holder thereof, at any time and from time to time, into that number of fully paid and nonassessable shares of Common Stock equal to (i) one hundred (100) times the Deemed Series B Issue Price for such Series B Preferred Stock divided by (ii)  the conversion price for such Series B Preferred Stock that is in effect at the time of conversion as determined pursuant to this Section F (the “Conversion Price”).  Upon a conversion of the Series B Preferred Stock pursuant to this Section F(1)(a), the accrued and unpaid dividends (and accrued interest thereon), if any, on such Series B Preferred Stock shall remain due and payable to the converting holder of such Series B Preferred Stock and interest shall continue to accrue until such amounts are paid, unless such converting holder, in its sole option, elects to convert such accrued and unpaid dividends (and accrued interest thereon) into Common Stock at the then-applicable Conversion Price.

(b)

Each holder of Series B Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor (or the affidavit and indemnification referred to in Section I(2) of this Certificate with respect thereto in the event such certificate(s) has been lost, stolen or mutilated), duly endorsed or accompanied by duly endorsed stock powers, at the office of the Corporation or any transfer agent for the Series B Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted (the “Conversion Notice”).  Thereupon the Corporation shall promptly (but in any event within five (5) business days) issue and deliver, or cause to be issued and delivered, to such holder, at no cost to such holder, (i) a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion and (ii) a certificate, executed by the Chief Financial Officer of the Corporation (or, if none, more senior officer of the Corporation), setting forth in reasonable detail the Conversion Price utilized for such conversion and the method used for calculating the Conversion Price.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock (or the affidavit and indemnification referred to in Section I(2) of this Certificate with respect thereto) to be converted, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date and the rights of the holder with respect to such Series B Preferred Stock so converted shall cease (except with respect to the right to receive accrued and unpaid dividends and associated interest thereon, for the period prior to such Conversion, which shall survive as provided in Section F(1)(a) of this Certificate).  In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered pursuant to this Section F(1)(b) exceeds the number of shares of Series B Preferred Stock so converted (including on account of the provisions of Section F(1)(e)), the Corporation shall, upon such conversion, issue and deliver, or cause to be issued and delivered, to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered that are not to be converted.  Notwithstanding the foregoing, if a conversion of Series B Preferred Stock is to be made in connection with any transaction affecting the Corporation, the holder may indicate in the Conversion Notice that the holder’s election to convert pursuant to this Section F(1) is contingent on the consummation of such transaction, in which case such conversion shall not be deemed to be effective unless and until such transaction has been consummated.

(c)

The Corporation will not close its books against the transfer of shares of Series B Preferred Stock or of Common Stock issued or issuable upon conversion of the Series B Preferred Stock as provided herein in any manner which interferes with the timely conversion of the Series B Preferred Stock (whether such shares are converted pursuant to Section F(1) or Section F(2)).

(d)

The Corporation shall pay any and all issue taxes and other taxes and costs that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock (whether such shares are converted pursuant to Section F(1) or Section F(2)).  All shares of Common Stock which are issuable upon conversion of shares of Series B Preferred Stock, when issued, will be duly and validly issued and free from all taxes, liens, encumbrances and charges.  The Corporation shall take all such actions as may be necessary to assure that all shares of Common Stock may be so issued without violation of any applicable law or governmental regulation.

(e)

Notwithstanding anything herein to the contrary, the Corporation shall not issue to any holder of Series B Preferred Stock, and any such holder may not acquire, a number of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section F(1) to the extent that, upon such conversion, the number of shares of Common Stock then beneficially owned by the holder and its Rule 144 Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) would exceed 4.9% of the total number of shares of Common Stock then issued and outstanding (the “4.9% Cap”), provided, however, that the 4.9% Cap shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. Upon the written request of a holder of Series B Preferred Stock, the Corporation shall, within one (1) business day, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.

(2)

Initial Conversion Price.  The initial Conversion Price for Series B Preferred Stock shall be $0.005.  The Conversion Price of Series B Preferred Stock shall be subject to adjustment from time to time as provided below.

(3)

Adjustment Upon Common Stock Event.  Upon the happening of a Common Stock Event (as defined below), the Conversion Price of each share of Series B Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such share of Series B Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall hereafter be the Conversion Price for such Series B Preferred Stock.  The Conversion Price for Series B Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term “Common Stock Event” shall mean (i) a subdivision of the issued and outstanding shares of Common Stock into a greater number of shares of Common Stock or (ii) a combination of the issued and outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iii) a declaration of a dividend or another distribution upon the Common Stock payable in shares of Common Stock.

(4)

Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section F), then in any such event each holder of Series B Preferred Stock shall have the right hereafter to convert such Series B Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(5)

Adjustment for Reorganizations, Mergers or Consolidations.  If at any time or from time to time there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or other Person (other than in the case of a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section F), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock, other securities, assets or property of the Person to which such holder would have been entitled in connection with such capital reorganization, merger or consolidation if such holder had converted its Series B Preferred Stock into shares of Common Stock immediately prior to such capital reorganization, merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section F with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization to the end that the provisions of this Section F (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.  The provisions of this Section F(5) shall similarly apply to successive capital reorganizations, mergers or consolidations.

G.

Other Securities.  Subject to any limitations contained in this Certificate of Designations and the Corporation’s Articles of Incorporation, the Board of Directors of the Corporation reserves the right to establish additional classes and/or series of capital stock of the Corporation and to designate the preferences, limitations and relative rights of any such classes and/or series; provided, however, that no such class and/or series may have preferences, limitations and relative rights which are superior to or senior to the preferences, limitations and relative rights granted to the holders of the Series B Preferred Stock.

H.

Miscellaneous.

(1)

Registration of Transfer.  The Corporation will keep at its principal office a register for the registration of shares of Series B Preferred Stock.  Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series B Preferred Stock represented by the surrendered certificate.  Each such new certificate will be registered in such name and will represent such number of shares of Series B Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the shares of Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series B Preferred Stock represented by the surrendered certificate.

(2)

Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall cancel, or cause to be cancelled, on its books such lost, stolen, destroyed or mutilated certificate and shall (at the Corporation's expense) issue and deliver, or cause to be issued and delivered, in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the shares of Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series B Preferred Stock represented by the such lost, stolen, destroyed or mutilated certificate.

(3)

Notices, Consents, Etc.  Except as otherwise set forth herein, any notices, consents or other communications required to be sent or given hereunder shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by first class, registered or certified mail, in all such cases with postage prepaid, or (c) delivered by a recognized overnight courier service to (x) the Corporation at its principal office and (y) any stockholder (and its legal counsel) at the addresses on record for such stockholder at the Corporation (unless otherwise indicated in writing by any such holder).  The date of service of such notice shall be (i) the date such notice is personally delivered, (ii) five (5) days after the date of mailing if sent by domestic first class, certified or registered mail, (iii) ten (10) days after the date of mailing if sent by international first class, certified or registered mail and (iv) one (1) business day after date of delivery to the overnight courier if sent by overnight courier.

[Signature Page Follows]

IN WITNESS WHEREOF, Desert Hawk Gold Corp. has caused this Certificate to be signed by Richard Havenstrite, its President, and attested by Ronald N. Vance, its Secretary, this 19th day of February, 2014.

DESERT HAWK GOLD CORP.

By:	/s/ Richard Havenstrite
Name: Richard Havenstrite
Title: President

Attest:

By:	/s/ Ronald N. Vance
Name: Ronald N. Vance
Title: Secretary

[Signature Page to Certificate of Designations]